Exhibit 5.1

787 Seventh Avenue, 31st Floor | New York, New York 10019 | T 212.513.3200 | F .212.385.9010

Holland & Knight LLP | www.hklaw.com

December 17, 2025

Atlas Critical Minerals Corporation

Rua Antônio de Albuquerque, 156, Suite 1720

Belo Horizonte, Minas Gerais, Brazil, 30112-010

Re:	Atlas Critical Minerals Corporation

Ladies and Gentlemen:

We have acted as counsel to Atlas Critical Minerals Corporation, a Republic of the Marshall Islands corporation (the “Company”), in connection with the Company’s registration statement on Form F-1 (File No. 333-290242) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (i) up to $9,200,000 of shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock ”); (ii) warrants to purchase the number of shares of Common Stock equal to 6% of the Shares sold pursuant to the Registration Statement (the “Representative’s Warrants”); and (iii) shares of Common Stock issuable upon exercise of the Representative’s Warrants (the “Warrant Shares”). The Shares, Representative’s Warrants and the Warrant Shares are collectively referred to as the “Securities.” The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and A.G.P./Alliance Global Partners and Banco Bradesco BBI S.A., as representatives of the several underwriters named on Schedule 1 attached to the Underwriting Agreement (the “Underwriters”). The form of Underwriting Agreement has been filed as Exhibit 1.1 to the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”); and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Atlanta | Austin | Birmingham | Boston | Century City | Charlotte | Chattanooga | Chicago | Dallas | Denver | Fort Lauderdale Houston | Jacksonville | Los Angeles | Miami | Nashville | Newport Beach | New York | Orlando | Philadelphia | Portland Richmond | San Francisco | Seattle | Stamford | Tallahassee | Tampa | Tysons | Washington, D.C. | West Palm Beach

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.	The Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	When the Registration Statement becomes effective under the Securities Act and when the Representative’s Warrants are issued and delivered, as contemplated by the Registration Statement, the Representative’s Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Underwriting Agreement.

3.	The Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company and upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Representative’s Warrants, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands and the laws of the State of New York as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours,

/s/ Holland & Knight LLP